EXHIBIT 23 TO FORM 11-K

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Res-Care, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-126279) on Form S-8 of Res-Care, Inc. of our report dated June 25, 2009, relating to the financial statements and supplementary schedule of the Res-Care, Inc. Retirement Savings Plan for Puerto Rico Employees as of December 31, 2008 and 2007, and for the year ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of Res-Care, Inc.

/s/ Mountjoy & Bressler, LLP

Louisville, KY

June 25, 2009